INVESTMENT MANAGEMENT SERVICES AGREEMENT

         AGREEMENT made the ____ day of August, 1999, by and between AXP Variable Portfolio - Income Series, Inc. (the "Corporation") on behalf of its underlying series fund AXP Variable Portfolio Federal Income Fund, a Minnesota corporation, and IDS Life Insurance Company ("IDS Life"), a Minnesota corporation.

Part One: INVESTMENT MANAGEMENT AND OTHER SERVICES

         (1) The Corporation hereby retains IDS Life, and IDS Life hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Corporation continuously with suggested investment planning; to determine, consistent with the Funds' investment objectives and policies, which securities in IDS Life's discretion shall be purchased, held or sold and to execute or cause the execution of purchase or sell orders; to prepare and make available to the Funds all necessary research and statistical data in connection therewith; to furnish all services of whatever nature required in connection with the management of the Funds including transfer agent and dividend-disbursing agent services; to furnish or pay for all supplies, printed material, office equipment, furniture and office space as the Funds may require; and to pay or reimburse such expenses of the Funds as may be provided for in Part Three; subject always to the direction and control of the Board of Directors (the "Board"), the Executive Committee and the authorized officers of the Corporation and its underlying Funds. IDS Life agrees to maintain (directly or through the contract described in paragraph (7) of this Part One) an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. IDS Life agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing IDS Life's performance under this Agreement.

         (2) IDS Life agrees that the investment planning and investment decisions will be in accordance with general investment policies of the Funds as disclosed to IDS Life from time to time by the Funds and as set forth in its prospectuses and registration statements filed with the United States Securities and Exchange Commission (the "SEC").

         (3) IDS Life agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the acquisition or disposition of securities for the Funds.

         (4) Each Fund agrees that it will furnish to IDS Life any information that the latter may reasonably request with respect to the services performed or to be performed by IDS Life under this Agreement.

         (5) IDS Life is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to prior authorization by the Board of appropriate policies and procedures, and subject to termination at any time by the Board, IDS Life may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, to the extent authorized by law, if IDS Life determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or American Express Financial Corporation's ("AEFC") or IDS Life's overall responsibilities with respect to the Funds and other funds for which it acts as investment adviser.

         (6) It is understood and agreed that in furnishing the Funds with the services as herein provided, neither IDS Life, nor any officer, director or agent thereof shall be held liable to a Fund or its creditors or shareholders for errors of judgment or for anything except willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the terms of this Agreement. It is further understood and agreed that IDS Life may rely upon information furnished to it reasonably believed to be accurate and reliable.

         (7) The existence of an investment advisory agreement between IDS Life and AEFC is specifically acknowledged and approved.

Part Two: COMPENSATION TO INVESTMENT MANAGER

         (1) The Corporation agrees to pay to IDS Life, and IDS Life covenants and agrees to accept from the Corporation in full payment for the services furnished, a fee for each calendar day of each year equal to the total of 1/365th (1/366th in each leap year) of each of the respective percentages set forth below of the net assets of the Funds; to be computed for each day on the basis of net assets as of the close of business of the full business day two (2) business days prior to the day for which the computation is being made. In the case of the suspension of the computation of net asset value, the asset charge for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. Net assets as of the close of a full business day shall include all transactions in shares of the Funds recorded on the books of the Funds for that day.

AXP Variable Portfolio - Federal Income Fund

      Assets                 Annual rate at
    (billions)              each asset level
    ----------              ----------------
First       $1.00                 0.610%
Next         1.00                 0.595
Next         1.00                 0.580
Next         3.00                 0.565
Next         3.00                 0.550
Over         6.00                 0.535

         (2) The fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, the fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

         (3) The fee provided for hereunder shall be paid in cash by the Corporation to IDS Life within five business days after the last day of each month.

Part Three: ALLOCATION OF EXPENSES

         (1)      The Corporation agrees to pay:

                  (a) Fees payable to IDS Life for the latter's services under this Agreement.

                  (b) All fees, costs, expenses and allowances payable to any person, firm or corporation for services under any agreement entered into by the Funds covering the offering for sale, sale and distribution of the Funds' shares.

                  (c) All taxes of any kind payable by the Funds other than federal original issuance taxes on shares issued by the Funds.

                  (d) All brokerage commissions and charges in the purchase and sale of assets.

         (2) The Corporation agrees to reimburse IDS Life or its affiliates for the aggregate cost of the services listed below incurred by IDS Life in its operation of the Funds.

                  (a)      All custodian or trustee fees, costs and expenses.

                  (b) Costs and expenses in connection with the auditing and certification of the records and accounts of the Funds by independent certified public accountants.

                  (c) Costs of obtaining and printing of dividend checks, reports to shareholders, notices, proxies, proxy statements and tax notices to shareholders, and also the cost of envelopes in which such are to be mailed.

                  (d) Postage on all communications, notices and statements to brokers, dealers, and the Funds' shareholders.

                  (e) All fees and expenses paid to directors of the Funds; however, IDS Life will pay fees to directors who are officers or employees of IDS Life or its affiliated companies.

                  (f) Costs of fidelity and surety bonds covering officers, directors and employees of the Funds.

                  (g) All fees and expenses of attorneys who are not officers or employees of IDS Life or any of its affiliates.

                  (h) All fees paid for the qualification and registration for public sales of the securities of the Funds under the laws of the United States and of the several states of the United States in which the securities of the Funds shall be offered for sale.

                  (i) Cost of printing prospectuses, statements of additional information and application forms for existing shareholders, and any supplements thereto.

                  (j) Any losses due to theft and defalcation of the assets of the Funds, or due to judgments or adjustments not covered by surety or fidelity bonds, and not covered by agreement or obligation.

                  (k) Expenses incurred in connection with lending portfolio securities of the Funds.

                  (l) Expenses properly payable by the Funds, approved by the Board.

Part Four: MISCELLANEOUS

         (1) IDS Life shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Funds.

         (2) A "full business day" shall be as defined in the By-laws.

         (3) The Fund recognizes that AEFC and IDS Life now render and may continue to render investment advice and other services to other investment companies and persons which may or may not have investment policies and investments similar to those of the Funds and that AEFC and IDS Life manage their own investments and/or those of their subsidiaries. AEFC and IDS Life shall be free to render such investment advice and other services and the Funds hereby consents thereto.

         (4) Neither this Agreement nor any transaction had pursuant hereto shall be invalidated or in any way affected by the fact that directors, officers, agents and/or shareholders of the Funds are or may be interested in AEFC or IDS Life or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of AEFC or IDS Life are or may be interested in the Funds as directors, officers, shareholders, or otherwise; or that AEFC or IDS Life or any successor or assignee, is or may be interested in the Funds as shareholder or otherwise, provided, however, that neither AEFC or IDS Life, nor any officer, director or employee thereof or of the Funds, shall sell to or buy from the Funds any property or security other than shares issued by the Funds, except in accordance with applicable regulations or orders of the SEC.

         (5) Any notice under this Agreement shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

         (6) IDS Life agrees that no officer, director or employee of IDS Life will deal for or on behalf of the Funds with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

                  (a) Officers, directors or employees of IDS Life from having a financial interest in the Funds or in IDS Life.

         (b) The purchase of securities for the Funds, or the sale of securities owned by the Funds, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of IDS Life, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

         (c) Transactions with the Funds by a broker-dealer affiliate of IDS Life as may be allowed by rule or order of the SEC, and if made pursuant to procedures adopted by the Funds' Board.

         (7) IDS Life agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of IDS Life under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Funds) or other assets by or for the Funds.

Part Five: RENEWAL AND TERMINATION

         (1) This Agreement shall continue in effect for two years from the date of this Agreement, or until a new agreement is approved by a vote of the majority of the outstanding shares of the Funds and by vote of the Board, including the vote required by (b) of this paragraph, and if no new agreement is so approved, this Agreement shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance shall be specifically approved at least annually (a) by the Board or by a vote of the majority of the outstanding shares of the Funds and (b) by the vote of a majority of the directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act of 1940, as amended (the "1940 Act").

         (2) This Agreement may be terminated by either a Fund or IDS Life at any time by giving the other party 60 days' written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting shares of the Fund. The vote of the majority of the outstanding voting shares of the Fund for the purpose of this Part Five shall be the vote at a shareholders' regular meeting, or a special meeting duly called for the purpose, of 67% or more of the Fund's shares present at such meeting if the holders of more than 50% of the outstanding voting shares are present or represented by proxy, or more than 50% of the outstanding voting shares of the Fund, whichever is less.

         (3) This Agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

         IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.


AXP VARIABLE PORTFOLIO - INCOME SERIES, INC.
     AXP Variable Portfolio - Federal Income Fund





By:
Leslie L. Ogg
Vice President


IDS LIFE INSURANCE COMPANY





By:
Pamela J. Moret
Executive Vice President, Variable Assets